Assurant Increases Quarterly Dividend by 6% to $0.53 Per Share

Authorizes Additional $600 Million Share Repurchase Program

NEW YORK, Nov. 14, 2016–Assurant, Inc. (NYSE: AIZ), a global provider of risk management solutions, today announced that the company’s board of directors approved a quarterly dividend increase of $0.03 to $0.53 per share of common stock, payable on Dec. 12, 2016 to stockholders of record as of the close of business on Nov. 28, 2016. The board also authorized the repurchase of up to an additional $600 million of its common stock, bringing the total authorization to approximately $753 million.

“Assurant’s dividend increase and additional repurchase authorization supports our intent to return $1.5 billion to shareholders by the end of 2017 as part of our enhanced capital deployment actions announced this year,” said Alan Colberg, president and chief executive officer, Assurant. “Our strong cash flow generation also provides significant flexibility to pursue investments in housing and lifestyle to drive long-term profitable growth.”

Year-to-date, Assurant returned $894 million(1) to shareholders through share repurchases and common stock dividends. Since its initial public offering in 2004, the company has repurchased 66 percent of its common shares outstanding, or 93 million shares, for $4.4 billion, and raised its dividend every year.

Future dividend declarations will be made at the discretion of the Assurant board of directors and will be dependent upon the company’s earnings, financial condition, capital requirements, future prospects, regulatory and other restrictions, among other factors. The share repurchase program may use open market and/or private transactions. The timing of purchases will be subject to management’s evaluation of current market conditions, applicable legal requirements and other factors.

(1) Through Nov. 11, 2016, the company repurchased 9.7 million shares for $799 million and paid $95 million of common stock dividends year-to-date.

About Assurant

Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection; extended service contracts; vehicle protection; pre-funded funeral insurance; renters insurance; lender-placed homeowners insurance; and mortgage valuation and field services. With approximately $30 billion in assets and $6 billion in annualized revenue as of Sept. 30, 2016, Assurant is located in 16 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

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Media Contact:
Linda Recupero
Senior Vice President, Global Communication
Phone: 212.859.7005
linda.recupero@assurant.com

Investor Relations Contact:
Suzanne Shepherd
Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com